UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 25, 2007
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated January 25, 2007, which is herewith furnished as Exhibit 99.

Ford will conduct two conference calls on January 25, 2007 to review Ford's fourth-quarter and full-year 2006 financial results. Ford's President and Chief Executive Officer, Alan Mulally, and Executive Vice President and Chief Financial Officer, Don Leclair, will host a presentation for the investment community and news media beginning at 9:00 a.m. on January 25, 2007 to review preliminary fourth-quarter and full-year 2006 financial results. Investors may access this presentation by dialing 800-706-7741 (or 1-617-614-3471 from outside the United States). The passcode for either telephone number is a verbal response of "Ford Earnings."

Ford Vice President and Treasurer, Ann Marie Petach, Ford Motor Credit Company Vice Chairman and Chief Financial Officer, K.R. Kent, and Ford Vice President and Controller, Peter Daniel, will host a second presentation for fixed income analysts and investors beginning at 11:00 a.m. Investors may access this presentation using the same dial-in information as above, with the passcode being a verbal response of "Ford Fixed Income."

At the same time, a listen-only webcast and supporting presentation materials for these calls will be available on the Internet at www.shareholder.ford.com. Investors may also access replays for one week following the presentation by visiting www.shareholder.ford.com, or by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States). The passcode for replays of the earnings call is 29481628; the passcode for replays of the fixed income call is 55865600. All times referenced are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses pre-tax profits excluding special items for Ford's Automotive sector and the primary operating segments and business units within the Automotive sector. The most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles is pre-tax profits including special items. We believe that pre-tax profits excluding special items is a useful measure to provide investors, because it excludes those items that we do not consider to be indicative of earnings from ongoing operating activities. As a result, pre-tax profits excluding special items provides investors with a more relevant measure of the results generated by our operations.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Furnished with this Report
January 25, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 25, 2007	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated January 25, 2007

NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS 2006 FOURTH-QUARTER AND
FULL-YEAR RESULTS*

•  Full-year net loss of $12.7 billion, or $6.79 per share. Fourth-quarter net loss of $5.8 billion, or $3.05 per share.
•  Full-year after-tax loss from continuing operations of $2.8 billion, or $1.50 per share, excluding special items. Fourth-quarter after-tax loss from continuing operations of $2.1 billion, or $1.10 per share, excluding special items.**
•  Europe and South America were profitable for the full year, both improving on a year-over-year basis. North America, Premier Automotive Group and Asia
 Pacific and Africa reported full-year losses.
•  Financial Services, including Ford Motor Credit, earned pre-tax full-year profit of more than $1.9 billion.
•  Automotive liquidity of $46 billion at year-end 2006 including credit facilities.

DEARBORN, Mich., Jan. 25, 2007 - Ford Motor Company [NYSE: F] today reported a 2006 full-year net loss of $12.7 billion, or $6.79 per share. In 2005, the company reported net income of $1.4 billion, or 77 cents per share.

Excluding special items, Ford’s 2006 full-year after-tax loss from continuing operations totaled $2.8 billion, or $1.50 per share. This compares to year-ago earnings from continuing operations of $1.9 billion, or $1.00 per share, excluding special items.**

Special items, which primarily reflected costs associated with restructuring efforts and fixed asset impairments, reduced full-year results on an after-tax basis by a total of $9.9 billion or $5.29 per share. The total pre-tax effect of full-year special items was $11.9 billion.

Full-year sales and revenue for 2006 was $160.1 billion, compared to $176.9 billion a year ago.

* The financial results discussed herein are presented on a preliminary basis; final data will be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2006 (Form 10-K Report).
**See table following "Safe Harbor/Risk Factors" for the nature and amount of these special items and a reconciliation to U.S. GAAP.

FULL-YEAR HIGHLIGHTS

Ford Motor Company highlights in 2006 included:

•	Alan Mulally joining Ford as president and CEO in September.
•
An "accelerated" Way Forward plan to return North America to profitability no later than 2009 that calls for idling and ceasing operations at 16 manufacturing facilities through 2012, including seven vehicle assembly plants. The plan also calls for achieving a cumulative $5 billion in reduced operating costs by 2008, compared to 2005, and for 70 percent of Ford, Lincoln, and Mercury products by volume to be new or significantly upgraded by 2008.

•	The idling of St. Louis Assembly in March and Atlanta Assembly in October, consistent with the North America restructuring plan.
•
An agreement with the UAW to extend a variety of voluntary buyout offers to all U.S. Ford and Automotive Component Holdings, LLC (ACH) hourly employees. Through Dec. 31, 2006, more than 38,000 hourly employees had accepted offers. Many of the offers include an employee's opportunity to rescind acceptance up until the time of separation from the company. In addition, the company realized cost savings from the implementation of its health care agreement with the UAW.

•
Efforts to reduce North America salaried-related costs by a third, which will reduce the salaried work force by the equivalent of 14,000 positions. In addition, we implemented cost-saving revisions to salaried benefit plans.

•	Agreement in principle to sell three facilities now operated by ACH. Ford intends to sell or close all ACH facilities by the end of 2008.
•	Plans to sell Automobile Protection Corporation (APCO), a subsidiary that offers vehicle service contracts to dealers of all makes and models, and all or part of Aston Martin.
•
Launching new products that received strong initial feedback, including the Ford Edge and Lincoln MKX, Ford Expedition and Lincoln Navigator in North America, the Ford S-MAX, Ford Galaxy and Ford Transit in Europe, the Jaguar XK, Land Rover LR2, Volvo S80 and C30 and Mazda CX9.

•	Ford S-MAX being named European Car of the Year 2007 and Ford Transit receiving International Van of the Year 2007. Ford also won the 2006 FIA World Rally Championship Manufacturers' Trophy.
•	Record sales in China and India.
•
A corporate realignment in December that streamlined the organization and formed a Global Product Development team, to better integrate and leverage global resources across the automotive business units.

•
Obtaining $23.5 billion of new liquidity in December, including a convertible debt offering of about $5 billion, a secured term loan of $7 billion and a secured revolving credit facility of $11.5 billion. This resulted in total automotive liquidity of $46 billion at year-end 2006.

"We began aggressive actions in 2006 to restructure our automotive business so we can operate profitably at lower volumes and with a product mix that better reflects consumer demand for smaller, more fuel efficient vehicles," said Alan Mulally, Ford's president and chief executive officer. "We fully recognize our business reality and are dealing with it. We have a plan and we are on track to deliver."

FOURTH QUARTER
In the fourth quarter, the company reported a net loss of $5.8 billion, or $3.05 per share. This compares to a fourth-quarter net loss of $74 million, or 4 cents per share, in 2005. Excluding special items, the fourth-quarter after-tax loss from continuing operations totaled $2.1 billion, or $1.10 per share, compared to a profit of $285 million, or 15 cents per share, a year ago.*

Special items in the quarter included the costs associated with North America restructuring efforts. On an after-tax basis, special items reduced fourth-quarter earnings by a total of $3.7 billion or $1.95 per share. The total pre-tax effect of fourth-quarter special items was $3.8 billion. (See appendix at the end of this press release for a detailed explanation of special items and other charges during the period.)

Total sales and revenue in the fourth quarter were $40.3 billion, compared to $46.3 billion in the year-ago period.

The following discussion of the preliminary pre-tax results of our Automotive sector and Financial Services sector, by segment or business unit, is on a basis that excludes special items. See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to U.S. GAAP.

AUTOMOTIVE SECTOR
For the full year, Ford’s worldwide Automotive sector reported a pre-tax loss of $5.2 billion, compared to a pre-tax loss of $993 million a year ago. The decline primarily reflected unfavorable volume and mix, unfavorable net pricing and currency exchange, partially offset by favorable cost performance and higher interest income.

For the fourth quarter, Ford’s worldwide Automotive sector reported a pre-tax loss of $2.5 billion, compared to a pre-tax loss of $109 million a year earlier. The decline primarily reflected adverse volume and mix and higher incentives in North America.

Worldwide Automotive revenue for 2006 was $143.3 billion, compared to $153.5 billion a year ago. Total fourth-quarter Automotive revenue was $36 billion, a decrease from $40.7 billion a year ago.

*See table following "Safe Harbor/Risk Factors" for the nature and amount of these special items and a reconciliation to U.S. GAAP.

Total company vehicle wholesales in 2006 were 6,597,000, a decrease from 6,767,000 in 2005. Fourth-quarter vehicle wholesales totaled 1,568,000, compared to 1,737,000 units a year ago.

Automotive cash at Dec. 31, 2006, totaled $33.9 billion of cash, net marketable securities, loaned securities and short-term Voluntary Employee Benefits Association (VEBA) assets.

North America: For 2006, Ford’s North America Automotive operations reported a pre-tax loss of $6.1 billion, compared to a loss of $1.5 billion in 2005. The increased losses primarily reflected unfavorable net pricing, largely reflecting higher incentive spending, unfavorable mix, lower market share and a reduction of dealer stocks, partially offset by cost reductions. For the year, North America’s sales totaled $69.4 billion, compared to $80.6 billion a year ago.

For the fourth quarter, North America Automotive operations reported a pre-tax loss of more than $2.8 billion, compared to a pre-tax loss of $217 million in 2005. The increased losses primarily reflected unfavorable net pricing, largely reflecting higher incentive spending, a reduction in dealer stocks, unfavorable mix, and lower market share, partially offset by cost reductions. Fourth-quarter sales were $15.1 billion, compared to $21.4 billion in 2005.

South America: Ford’s South America Automotive operations reported a full-year pre-tax profit of $551 million, a $152 million increase from 2005. The improvement primarily reflected higher volumes, partially offset by unfavorable currency exchange. Full-year sales improved to $5.7 billion from $4.4 billion in 2005.

In the fourth quarter, Ford’s South America Automotive operations posted a pre-tax profit of $114 million, compared to a pre-tax profit of $131 million in 2005. The change was more than explained by unfavorable currency exchange. Fourth-quarter sales were $1.7 billion, an improvement from $1.3 billion a year ago.

Ford Europe: Ford Europe posted a full-year pre-tax profit of $469 million, an improvement of $396 million from a year ago. Sales for the year totaled $30.4 billion, compared to $29.9 billion in 2005.

For the fourth quarter, Ford Europe reported a pre-tax profit of $232 million, an improvement from $24 million a year ago. This improvement primarily reflected higher volume. Fourth-quarter sales totaled $8.8 billion, an increase of $900 million compared to a year ago.

Premier Automotive Group (PAG): For 2006, PAG reported a full-year pre-tax loss of $327 million, compared to a pre-tax loss of $89 million a year ago. The decline is more than explained by prior model warranty accrual adjustments at Jaguar and Land Rover and unfavorable currency exchange rates, partially offset by other cost reductions and favorable mix and pricing. Full-year sales for the group totaled $30 billion, compared to $30.3 billion in 2005.

In the fourth quarter, PAG reported a pre-tax profit of $191 million, an improvement of $129 million compared to the year-ago period. This improvement primarily reflected favorable volume and mix at Volvo due to the introduction of new products, and favorable pricing at Jaguar and Land Rover, partially offset by the effect of a weaker U.S. dollar against key European currencies. Fourth-quarter sales totaled $8.6 billion, compared to $8 billion a year ago.

Asia Pacific and Africa: For full-year 2006, Asia Pacific and Africa reported a pre-tax loss of $185 million, compared to a pre-tax profit of $61 million a year ago. The results primarily reflected adverse volume and mix and exchange rates, partially offset by cost reductions. Full-year sales totaled $6.5 billion, a decline from $7.7 billion in 2005.

For the fourth quarter, Asia Pacific and Africa reported a pre-tax loss of $135 million, compared to a pre-tax loss of $39 million in the year-ago period. The increased losses primarily reflected adverse volume and mix and exchange rates, partially offset by cost reductions. Fourth-quarter sales totaled $1.4 billion, compared to $1.8 billion in 2005.

Mazda: For full-year 2006, Ford’s share of the pre-tax profit of Mazda and associated operations was $168 million, compared to $255 million a year ago. The decline was more than explained by the non-recurrence of gains on Mazda convertible bonds in 2005.

For the fourth quarter, Ford’s share of the pre-tax profit of Mazda and associated operations was $51 million, compared to $32 million a year ago, which primarily reflected favorable operating performance.

Other Automotive: Full-year 2006 results included a pre-tax profit of $247 million, compared to a loss of $207 million a year ago, reflecting primarily higher interest income. Fourth-quarter results included a pre-tax loss of $59 million, an improvement of $43 million that primarily reflected higher interest income.

FINANCIAL SERVICES SECTOR
For the full year, the Financial Services sector earned a pre-tax profit of more than $1.9 billion, compared to $3.5 billion the prior year. For the fourth quarter, the Financial Services sector earned a pre-tax profit of $416 million, compared to $626 million the prior year.

Ford Motor Credit Company: Ford Motor Credit Company reported net income of $1.3 billion in 2006, down $621 million from earnings of $1.9 billion a year earlier. On a pre-tax basis from continuing operations, Ford Motor Credit earned more than $1.9 billion in 2006, down $970 million from 2005. The decrease in full-year earnings primarily reflected higher borrowing costs, higher depreciation expense and the impact of lower average receivable levels. These were partially offset by market valuations primarily related to non-designated derivatives and reduced operating costs.

In the fourth quarter of 2006, Ford Motor Credit's net income was $279 million, down $26 million from a year earlier. On a pre-tax basis, Ford Motor Credit earned $406 million in the fourth quarter, compared to $482 million in the previous year. The decrease primarily reflected higher borrowing costs and higher depreciation expense, partially offset by market valuations primarily related to non-designated derivatives.

CASH AND LIQUIDITY
The company ended the year with total Automotive cash, net marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets at Dec. 31, 2006 of $33.9 billion, an increase from $23.6 billion at the end of the previous quarter. Total Automotive liquidity at Dec. 31, 2006 was $46 billion including credit facilities. The company's Automotive operating-related cash flow was $1.8 billion negative for the fourth quarter.

"We're pleased the financial markets expressed confidence in our turnaround plan by providing us with the additional liquidity we will need to fund our operations as we restructure to deliver sustainable profitability," said Mulally. "We will deploy this capital wisely to ensure we earn returns for our shareholders and deliver products our customers prefer."

2007 OUTLOOK
The company shared its financial outlook for 2007 and, consistent with previous guidance, expects market share and most earnings comparisons to remain challenging for the next two to three quarters.
More specifically:
•	U.S. market share is expected to be down through the third quarter of 2007, primarily due to lower fleet sales.
•	Production is expected to be down through the first half of 2007, but is expected to increase on a year-over-year basis in the second half of the year.
•	Year-over-year third quarter comparisons will be impacted by the non-recurrence of tax-related interest income in 2006.
•	Essentially no tax offsets to losses will be recognized - negatively impacting the first nine months of comparisons.
•	The company's structural cost reductions will continue to grow during the year as personnel are separated, plants are idled and capacity is reduced.
•
As previously stated, from 2007 through 2009 cumulative Automotive operating-related cash outflows will be about $10 billion, and cumulative restructuring expenditures will be about $7 billion. The company expects more than half of this $17 billion outflow will occur in 2007. These outflows also reflect plans to invest in new products at levels comparable to previous years, or about $7 billion annually.

•	Special charges in 2007 are expected to be significantly lower than in 2006.

"While challenges lie ahead for us in 2007, we're focused on making continuous improvements to our plan, so we can capitalize on opportunities to create and sell more products and save more costs," Mulally said. "Our priorities, combined with our sense of urgency, will continue to transform Ford Motor Company."

Also shared were planning assumptions regarding the industry, operating metrics and profit outlook by business unit.

2007 Planning Assumptions

Industry Volumes
- U.S (Mils.)	16.8
- Europe (Mils.)	17.6

U.S. Industry Net Pricing	Lower

2007 Operational Metrics
Quality	Improved
Market Share
- U.S.	Lower
- Other Regions	Higher

Automotive Costs*	Lower
Cash Flow	Negative
Capital Spending	About $7 billion

*At constant volume, mix and exchange; excludes special items

Pre-tax Profits by Major Operation
	2007 Plan	Comparison to 2006
North America	Loss
South America	Profit

Europe	Profit
P.A.G.	Profit

Asia Pacific and Africa	Loss
Mazda and Associated Operations	Profit

Subtotal	Loss	Improved

Other Automotive (Primarily Interest)	Loss	Worse

Total Automotive	Loss	Worse

Financial Services	Profit	Worse

Pre-Tax Results Excl. Special Items	Loss	Worse

Taxes	~Zero	Worse

After-Tax Results Excl. Special Items	Loss	Worse

Special Items	Loss	Improved

Net Results	Loss	Improved

CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] will release fourth quarter and full year 2006 financial results at 7 a.m. EST on Thursday, Jan. 25. The following briefings will be held after the announcement:

At 9 a.m. EST, Alan Mulally, president and chief executive officer, and Don Leclair, executive vice president and chief financial officer, will host a conference call for news media and analysts to discuss fourth quarter and full year financial results.

Following the earnings call, at 11 a.m. EST, Ford Senior Vice President and Controller Peter Daniel, Ford Vice President and Treasurer Ann Marie Petach, and Ford Motor Credit Company Vice Chairman and CFO K.R. Kent will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information - Thursday, Jan. 25
Toll Free: 800-706-7741
International: 617-614-3471

Earnings: 9:00 a.m. EST
Earnings Passcode: “Ford Earnings”

Fixed Income: 11:00 a.m. EST
Fixed Income Passcode: “Ford Fixed Income”

Replays - Available through Thursday, Feb. 1
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

- # # # -

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States;
•
A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events (e.g., an escalation or expansion of armed conflict in or beyond the Middle East) or other factors;

•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay contracts");

•
Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, unfavorable capital market conditions, insufficient collateral, greater-than-expected negative operating-related cash flow or otherwise;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement the Way Forward plan.

We cannot be certain that any expectation, forecast or assumption made by management in preparing these forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.
***

TOTAL COMPANY 2006 INCOME FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME - PRELIMINARY*

	2006
	Fourth Quarter			Full Year
	Pre-Tax Profit	After-Tax Profit	Earnings Per Share**	Pre-Tax Profit	After- Tax Profit	Earnings Per Share
	(Mils.)	(Mils.)		(Mils.)	(Mils.)

Income/(Loss) from Continuing Operations Excluding Special Items	$(2,050)	$(2,081)	$(1.10)	$(3,258)	$(2,812)	$(1.50)

Special Items
• Jobs Bank/North America Employee Separation Programs	$(1,913)			$(4,760)
• Pension Curtailment Charges	(1,401)			(2,741)
• Personnel Reduction Actions Outside North America	(421)			(555)
• Facility-Related U.S. Plant Idling Costs	0			(281)
• Fixed Asset Impairment
- North America	0			(2,200)
- Jaguar/Land Rover	0			(1,600)
• Other Gains/(Loss)	(34)			213
Total Special Items	$(3,769)	$(3,677)	$(1.95)	$(11,924)	$(9,936)	$(5.29)
Income/(Loss) from Continuing Operations	$(5,819)	$(5,758)	$(3.05)	$(15,182)	$(12,748)	$(6.79)
Memo: Deferred Tax Asset Valuation Allowance Included Above in Income/(Loss) from Continuing Operations		$(2,156)			$(4,222)

*	For more detailed information on the effect of the deferred tax asset valuation allowance, see materials supporting the Jan. 25, 2007, conference calls at www.shareholder.ford.com.
**	Earnings per share from continuing operations is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the Jan. 25, 2007, conference calls at www.shareholder.ford.com.